Exhibit 99.1

Velocity Express Announces Unaudited Fourth Quarter and Fiscal

2008 Year End Results

WESTPORT, Conn. September 26, 2008 — Velocity Express Corporation (NASDAQ: VEXP—News), the nation’s largest provider of time definite regional delivery solutions, announced unaudited operating results for the fourth quarter and year ended June 28, 2008.

Financial Summary for the Quarter (unaudited)	Quarter Ended
($ thousands)	June 28, 2008	March 29, 2008	June 30, 2007 (a)
Net Revenue	$79,306	$82,159	$98,556
Gross Profit	$22.3	$20.5	$26.4
Gross Profit Margin %	28.2%	25.0%	26.8%
Income / (Loss) from Operations before Goodwill Impairment (see Exhibit A)	$689	($3,666)	($182)
Income / (Loss) from Operations	($51,764)	($3,666)	($182)
Adjusted EBITDA (see Exhibit A)	$2,147	($1,654)	$2,793

(a)	As previously disclosed, June 2007 Revenue, Income / (Loss) from Operations and Adjusted EBITDA benefited from the non-cash amortization into revenue of $1.5 million of unfavorable contracts assumed with the CD&L merger.

Revenue for the quarter ended June 28, 2008 was $79.3 million compared to $82.2 million in the March quarter of 2008 and $98.6 million in the June quarter of 2007. The Company reported gross profit for the quarter of $22.3 million, or 28.2% of sales, compared to gross profit of $20.5 million, or 25.0%, in the March quarter of 2008 and $26.4 million, or 26.8% of sales for the same quarter last year. Operating expenses before goodwill impairment were $21.6 million compared to $24.2 million in the March quarter and $26.6 million in the same quarter last year. During the quarter, the Company reported a goodwill impairment of $52.5 million related to a revaluation of the Company’s goodwill asset, principally related to the CD&L acquisition. Total operating loss for the quarter, including the goodwill impairment charge, was $51.8 million compared to a loss of $182,000 in the same quarter last year. Adjusted EBITDA was $2.1 million compared to a loss of $1.7 million in the March 2008 quarter and $2.8 million for the same quarter last year which included a purchase accounting benefit of $1.5 million.

Revenue for the year ended June 28, 2008 was $340.9 million compared to $410.1 million last year. The Company reported gross profit for the year of $86.0 million, or 25.2% of sales, compared to gross profit of $98.0 million, or 23.9% of sales, last year. Operating expenses before goodwill impairment was $95.5 million compared to $117.6 million last year. Adjusted EBITDA was a loss of $1.2 million compared to a loss of $1.7 million last year. Total operating loss for the year, including the $52.5 million goodwill impairment, was $61.9 million compared to $19.6 million last year.

Vincent A. Wasik, Velocity’s Chairman and Chief Executive Officer, stated, “We were pleased to achieve positive adjusted EBITDA for the quarter despite the current recessionary environment which has reduced shipping volumes from continuing customers and increased pressure on pricing. With the award in June and start-up in July of a multi-year agreement to provide retail store replenishment and vendor in-bound delivery services to Stage Stores, we made progress in positioning the Company for enhanced growth in the retail segment and long-term profitability. Our gross margins improved sequentially due to the re-alignment of driver settlements with prevailing market rates and renegotiation or exit from unfavorable fuel indexing provisions. In addition, we reduced operating expenses during the quarter in line with lower revenue.”

Mr. Wasik concluded, “We continue to phase out unfavorable low margin contracts and focus on building a pipeline of profitable opportunities in the retail and healthcare sectors, now totaling $170 million. However, we are very concerned about effect of the current economic climate on our delivery volumes.”

Company Files Form 12b-25

Velocity also announced that it has filed for a 15-day extension for filing its Annual Report on Form 10-K for the period ended June 28, 2008 as the company is not able to file the Form 10-K by the prescribed filing date without unreasonable effort and expense.

Damage to the Company’s financial operations center in Houston, TX caused by Hurricane Ike has made it difficult to access some of the Company’s financial records needed to provide information to its independent auditors to permit them to complete certain audit procedures. In addition, management has been involved in negotiating a new senior secured loan facility with a new lender, to replace its existing facility with Wells Fargo Foothill. While no assurances can be given, we believe we will be able to complete the remaining audit procedures, reach a mutually satisfactory new loan agreement and file our Form 10-K on or before October 13, 2008.

Conference Call

Velocity will host a conference call on Tuesday, October 14 at 9:00 a.m. ET to discuss the company’s fourth quarter and year end results. To participate in the call by phone, dial 1-866-585-6398 approximately five minutes prior to the scheduled start time. International callers please dial 416-849-9626. A webcast will be available at www.velocityexpress.com as well as at www.InvestorCalendar.com. A replay of the webcast can be heard by visiting the investor relations section of the Velocity Express website. A replay of the teleconference will be available for 14 days after the call and may be accessed domestically by dialing 866-245-6755 and international callers may dial 416-915-1035. Callers should use passcode 462657.

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions and include statements about our ability to control driver pay, reduce claims costs and improve gross margins, our ability to generate revenues and profits from potential customers in our pipeline, our ability to be successful with our new franchise strategy, our ability to successfully execute our global alliance initiative, and our ability to comply with the new financial covenants in our revolving credit facility. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict. Such factors include, but are not limited to, the following: we may be unable to improve gross margins and achieve or sustain positive cash flow or profitability; we may be unable to increase revenues from retail and healthcare customers; we may not be able to sign new franchisees; we may not be able to continue to reduce operating expenses; we may not be able to eliminate low margin accounts; we may be adversely affected by the recessionary economy and any reduction in business suffered by our customers; we may not be able to negotiate a new senior secured loan facility with a new lender on satisfactory terms; we may be unable to fund our future capital needs and we may need funds sooner than anticipated; our large customers could reduce or discontinue using our services; we could be exposed to litigation stemming from the accidents or other activities of our drivers; we could be required to pay withholding taxes and extend employee benefits to our independent contractors; we could fail to comply with the covenants in our credit agreement, including those related to EBITDA and available cash; we have a substantial amount of debt and preferred stock outstanding, and our ability to operate and financial flexibility are limited by the agreements governing our debt and preferred stock; we may be required to redeem our debt at a time when we do not have the funds to do so; and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 as updated in Quarterly Report through our Form 10-Q for the quarter ended March 29, 2008, as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone,

203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett/Jennifer Belodeau

203-972-9200

jnesbett@institutionalms.com

Exhibit A:

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands)

	Three Months Ended			Twelve Months Ended
	June 28, 2008	March 29, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenue	$79,306	$82,159	$98,556	$340,873	$410,102
Cost of services	56,519	61,263	72,028	253,442	311,820
Depreciation	453	351	83	1,405	238
Gross profit	22,334	20,545	26,445	86,026	98,044
Operating expenses:
Occupancy	4,932	4,975	4,424	18,968	17,855
Selling, general and administrative	15,710	17,578	19,555	69,850	83,205
Transaction and integration costs	—	—	1,121	501	6,565
Restructuring charges	(23)	176	(73)	657	2,807
Depreciation and amortization	1,026	1,482	1,600	5,476	7,191
Total operating expenses before goodwill impairment	21,645	24,211	26,627	95,452	117,623
Income (loss) from operations before goodwill impairment	689	(3,666)	(182)	(9,426)	(19,579)
Goodwill impairment	52,453	—	—	52,453	—
Loss from operations	(51,764)	(3,666)	(182)	(61,879)	(19,579)
Other income (expense):
Interest expense, net	(7,273)	(5,018)	(5,001)	(22,104)	(20,257)
Other	13,940	3	838	13,944	708
Loss before income taxes and minority interest	(45,097)	(8,681)	(4,345)	(70,039)	(39,128)
Income taxes	89	105	—	365	37
Minority interest	—	—	—	—	367
Net loss	$(45,186)	$(8,786)	$(4,345)	$(70,404)	$(39,532)

Reconciliation of Adjusted EBITDA, a non-GAAP Financial Measure (see following page)
Interest expense, net	7,273	$5,018	5,001	22,104	20,257
Income Taxes	89	105	—	365	37
Depreciation	708	1,062	889	3,887	4,256
Amortization of Intangible Assets	771	771	794	2,994	3,173
Stock Based Compensation	—	—	(347)	151	461
Other non-operating (income)/expense	—	—	(838)	—	(708)
Asset impairments	52,453	—	591	52,453	591
Gain on debt extinguishment	(13,938)	—	—	(13,938)	—
Transaction / Restructuring / Integration	(23)	176	1,048	1,158	9,372
Minority Interest in CD&L	—	—	—	—	367

Adjusted EBITDA	$2,147	$(1,654)	$2,793 (a)	$(1,230)	$(1,726)

(a)	Adjusted EBITDA for the quarter ended June 30, 2007 includes purchase accounting adjustments for unfavorable contracts assumed with the CD&L acquisition that had the effect of increasing EBITDA reported in the June 2007 quarter by $3.8 million.

Exhibit A (continued):

Use of Non-GAAP Financial Measures

This press release includes disclosures regarding “Income (Loss) from Operations before Goodwill Impairment” and “Adjusted EBITDA”, which are non-GAAP financial measures. EBITDA is defined as net income (loss) before interest expenses, income taxes, depreciation and amortization. Adjusted EBITDA is comprised of EBITDA, as adjusted for certain other non-cash expenses such as equity-based compensation. We believe net income (loss) is the most directly comparable financial measure to EBITDA under GAAP.

We present Income (Loss) from Operations before Goodwill Impairment and Adjusted EBITDA for several reasons. Management believes both measures are useful as a means to evaluate our ability to fund our estimated uses of cash, including the payment of interest on our debt. In addition, we have presented Adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA (also referred to in our Indenture as Consolidated Cash Flow and in our Revolving Credit Agreement as EBITDA) is also a component of the restrictive covenants and financial ratios contained in the agreement(s) governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur additional debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA. As a result, management believes the presentation of Adjusted EBITDA provides important additional information to investors.

While we use Adjusted EBITDA in managing and analyzing our business and financial condition and believe it is useful to our management and investors for the reasons described above, it has certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not, on its own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations of Adjusted EBITDA, and our calculation of Adjusted EBITDA may not be comparable to Adjusted EBITDA or other similarly titled measures of other companies.

A reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure presented in accordance with GAAP is included in the table above.